**AMENDMENT NO. 3 TO
SECURITIES PURCHASE AGREEMENT
AND 12% SENIOR SECURED CONVERTIBLE PROMISSORY NOTE**

This Amendment No. 3 (the "Amendment") to that certain Securities Purchase Agreement made and entered into on February 28, 2006 by and between Nicklebys.com, Inc. and Oceanus Value Fund, L.P. (the "Holder"), as amended on February 28, 2006 and September 1, 2006 (the "Amended Agreement"), is entered into on November 1, 2006 by and between FIIC Holdings, Inc. (formerly Nicklebys.com, Inc.) (the "Company") and the Holder, with respect to the following facts and circumstances:

A. The Company has previously issued to the Holder a 12% Senior Secured Convertible Promissory Note originally due February 28, 2006, as amended, due May 29, 2006, and as further amended, due September 30, 2006 (the "Note").

B. Pursuant to Section 8 of the Amended Agreement and Section 14 of the Note, as amended, the Company and the Holder now desire to enter into this Amendment in order to further amend the Agreement and the Note as set forth herein.

NOW, THEREFORE, in consideration of their respective promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereby agree as follows:

1. **Amendment As To Maturity Date.** The parties hereby agree that the "Maturity Date" of the Note shall be extended to December 31, 2006. The Holder shall make a notation of such extension on the face of the Note; as a result, there shall be no need for the Company to issue a replacement Note reflecting the new Maturity Date. Any references in the Amended Agreement to the prior maturity dates of February 28, 2006, May 29, 2006 or September 30, 2006, shall be read as December 31, 2006.

2. **Ratification of Remaining Terms.** Except as expressly set forth in this Amendment, all of the terms and provisions of the Amended Agreement and the Note shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized persons on the date first written above.

FIIC HOLDINGS, INC.

By: [signature]
President

By: [signature]
Secretary

OCEANUS VALUE FUND, L.P.
By: Oceanus Asset Management, L.L.C.,
General Partner

By: [signature]
John C. Tausche, Member